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                                  EXHIBIT 99.1

Contacts:

Connetics Corporation                             Burns McClellan
Cynthia M. Butitta                                Audra Nass - Media
VP, Finance & Administration                      650-352-6262
Chief Financial Officer                           Reagan Codner - Investors
650-843-2800                                      212-213-0006


                              FOR IMMEDIATE RELEASE

                    CONNETICS ANNOUNCES PHASE III RESULTS OF
                     GAMMA INTERFERON FOR ATOPIC DERMATITIS


PALO ALTO, CA -- August 27, 1997 -- Connetics Corporation (NASDAQ: CNCT) announced today that based on the results of a 555 patient Phase III trial, it has suspended plans to submit a Biological License Application (BLA) for gamma interferon for the treatment of atopic dermatitis. The Company, which has one product on the market and three compounds in late-stage clinical trials, stated analysis of the study did not show an acceptable therapeutic response with respect to the primary clinical endpoint - a composite clinical severity index based upon erythema (redness of the skin), papulation (swelling) and excoriation (scratch marks).

"Naturally, we are disappointed with these results, but this program was conducted quickly and efficiently to evaluate gamma interferon's viability as a therapeutic option for atopic dermatitis," stated Thomas G. Wiggans, president and chief executive officer of Connetics. "We are committed to meeting our objectives with our late-stage programs, including the evaluation of the Phase II gamma interferon keloid trial."

Connetics has recently reported positive clinical results on two of its product candidates, including Phase III data on a novel mousse formulation of betamethasone for the treatment of psoriasis, for which the Company expects to file a new Drug Application in the first quarter of 1998. In addition, Connetics reported positive Phase II results on ConXno (relaxin) for scleroderma, a life-threatening condition that affects over 300,000 Americans and for which there is currently no marketed treatment available.


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Gamma Interferon - Phase III
August 27, 1997
Page Two



Connetics Corporation, headquartered in Palo Alto, California, is focused on the acquisition, development and marketing of products in the areas of rheumatology and dermatology. The Company currently markets Ridaura(R) (auranofin), a treatment for rheumatoid arthritis, acquired from SmithKline Beecham. Several products are under development: betamethasone mousse for the treatment of scalp psoriasis and other dermatoses; gamma interferon for the treatment of keloids; ConXn(TM) (relaxin) for the treatment of scleroderma and other fibrotic conditions; and TCR vaccines for the treatment of rheumatoid arthritis and multiple sclerosis.

Special Note: The second and third paragraphs of this news release contain forward-looking statements that involve risks and uncertainties that could cause actual results or events to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, without limitation, the unpredictability of clinical trials, potential delays in filing its planned NDA, and risks associated with product development. These and other factors are discussed in more depth in Connetics' Form 10-K for the year ended December 31, 1996 under the heading "Additional Factors That May Affect Future Results."


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